UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 9, 2024

Actelis Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41375	52-2160309
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4039 Clipper Court, Fremont, CA 94538
(Address of principal executive offices)

(510) 545-1045

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	ASNS	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

Resignation of Directors

Effective May 9, 2024, Noemi Schmayer resigned as a director of Actelis Networks, Inc. (the “Company”). Ms. Schmayer informed the Company that her resignation was not the result of any disagreements on any matter related to the Company’s operations, policies or practices.

Effective May 15, 2024, Naama Halevi-Davidov resigned as a director of the Company. Ms. Halevi-Davidov informed the Company that her resignation was not the result of any disagreements on any matter related to the Company’s operations, policies or practices.

Appointment of Director

Effective as of May 15, 2024, the Board appointed Mr. Gideon Marks as a Class I director of the Company until the Company’s 2026 annual shareholders meeting, and as a member of each of the audit committee, the nominations and corporate governance committee, and the compensation committee of the Company’s board of directors. Mr. Marks will chair the audit committee. The board of directors has determined that Mr. Marks is “independent” under applicable Nasdaq listing standards and applicable SEC rules. No family relationship exists between Mr. Marks and any of the Company’s directors or executive officers. There are no arrangements or understandings between Mr. Marks and any other person pursuant to which Mr. Marks was selected as a director of the Company, nor are there any transactions to which the Company is or was a participant and in which Mr. Marks had or will have a direct or indirect material interest subject to disclosure under Item 404(a) of Regulation S-K.

Mr. Marks is a seasoned professional with over 35 years of experience in leading technology companies, specializing in financial, business, and corporate development roles. Mr. Marks has been serving as an advisory board member of Deepdub, Inc., a company specializing in dubbing and voice over localization, since July 2023, and as the co-founder of DogLog, an app that connects all aspects of a dog's life in one app, since January 2018. In addition, Mr. Marks has been serving as a mentor for Google for Startups Accelerator since January 2018. Mr. Marks’ previous experience includes taking three companies public on Nasdaq as their Chief Financial Officer (Lannet Data Communications Ltd., Radcom Ltd. (Nasdaq: RDCM), and Silicom Ltd. (Nasdaq: SILC)), and successfully leading four others as their Chief Financial Officer (Radnet Inc., RealTime Image, Ltd., Adamind Ltd., and Net Optics, Inc.) to acquisitions. Mr. Marks holds a B.A. in Economics and an MBA Finance degree from Tel Aviv University in Israel.

For his services as an independent director of the Company, Mr. Marks is entitled to an annual cash retainer of $10,000 for his or her service on our board of directors and an annual cash retainer of $2,000 for his or her service on a committee of our board of directors. In addition, for his position as a chairperson of the audit committee, Mr. Marks will receive an additional $3,000 annually.

Committee appointments

Effective as of May 15, 2024, the Board appointed director Joseph Moscovitz to serve as a member of each of the audit committee, the nominations and corporate governance committee, and the compensation committee of the Company’s board of directors. Mr. Moscovitz will chair the nominations and corporate governance committee. The board of directors has determined that Mr. Moscovitz is “independent” under applicable Nasdaq listing standards and applicable SEC rules. No family relationship exists between Mr. Moscovitz and any of the Company’s other directors or executive officers. There are no arrangements or understandings between Mr. Moscovitz and any other person pursuant to which Mr. Moscovitz was selected as a director of the Company, nor are there any transactions to which the Company is or was a participant and in which Mr. Moscovitz had or will have a direct or indirect material interest subject to disclosure under Item 404(a) of Regulation S-K.

For his services as an independent director of the Company, Mr. Moscovitz is entitled to an annual cash retainer of $10,000 for his or her service on our board of directors and an annual cash retainer of $2,000 for his or her service on a committee of our board of directors. In addition, for his position as a chairperson of the nominations and corporate governance committee, Mr. Moscovitz will receive an additional $3,000 annually.

Appointment of Deputy Chief Executive Officer

Effective May 9, 2024, Mr. Yoav Efron, who has been serving as our Chief Financial Officer since 2018, has been promoted to Deputy Chief Executive Officer, in addition to his current position as Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTELIS NETWORKS, INC.

Dated: May 15, 2024	By:	/s/ Tuvia Barlev
	Name:	Tuvia Barlev
	Title:	Chief Executive Officer

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